Exhibit 10.5

STOCKHOLDERS AGREEMENT

DATED AS OF April 14, 2021

BY AND AMONG

ROTH CH ACQUISITION II CO.,

RESERVOIR HOLDINGS, INC.,

AND

CHLM SPONSOR-1 LLC

STOCKHOLDERS AGREEMENT

This Stockholders Agreement, dated as of April 14, 2021 (as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”), is made and entered into by and among:

(1)            Roth CH Acquisition II Co., a Delaware corporation (“ROCC”);

(2)            Reservoir Holdings, Inc., a Delaware corporation (“Legacy Reservoir”); and

(3)            CHLM Sponsor-1 LLC, a Delaware limited liability company (together with any successor thereto, “Sponsor”).

RECITALS

WHEREAS, ROCC and Legacy Reservoir are party to that certain Agreement and Plan of Merger, dated as of April 14, 2021 (as it may be amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”), by and among ROCC, Legacy Reservoir, and Roth CH II Merger Sub Corp., a Delaware corporation and a wholly owned subsidiary of ROCC (“Merger Sub”), pursuant to which, (i) Merger Sub will merge with and into Legacy Reservoir (the “Merger”), with Legacy Reservoir surviving the Merger as a wholly owned subsidiary of ROCC, (ii) by virtue of the Merger, former stockholders of Legacy Reservoir will receive newly issued shares of Common Stock (as defined herein) and (iii) following the consummation of the Merger, ROCC will be renamed (ROCC, following the consummation of the Merger, the “Company”) (terms used but not defined herein shall have the meaning ascribed to such terms in the Merger Agreement);

WHEREAS, pursuant to the terms of the Merger Agreement and subject to the receipt of the Acquiror Stockholder Approval, ROCC and Legacy Reservoir shall cause the Company’s board of directors (the “Board”) as of immediately following the Closing to consist of the directors designated pursuant to Section 1.5(b) of the Merger Agreement, including Adam Rothstein (such individual, the “Mutual Designee”);

WHEREAS, following the consummation of the transactions contemplated by the Merger Agreement (the “Closing”), Sponsor will Beneficially Own (as defined herein) shares of common stock, par value $0.0001 per share, of the Company (“Common Stock”); and

WHEREAS, in anticipation of the Closing, the parties hereto are entering into this Agreement on the date hereof, to be effective upon the Closing, to set forth certain understandings between such parties with respect to certain governance and other matters of the Company.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Article I.

INTRODUCTORY MATTERS

Section 1.01     Defined Terms. In addition to the terms defined elsewhere herein, the following terms have the following meanings when used herein with initial capital letters:

“Action” means any litigation, claim, action, suit, audit, examination, assessment, arbitration, mediation or inquiry, or any proceeding or investigation, by or before any Governmental Authority.

“Affiliate” has the meaning set forth in Rule 12b-2 promulgated under the Exchange Act, as in effect on the date hereof.

“Agreement” has the meaning set forth in the Preamble hereto.

“Beneficially Own” has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

“Board” has the meaning set forth in the Recitals hereto.

“Business Day” means a day other than a Saturday, Sunday, federal or New York State holiday or other day on which commercial banks in New York City are authorized or required by Law to close.

“Closing” has the meaning set forth in the Recitals hereto.

“Closing Date” has the meaning set forth in Section 2.01(b).

“Common Stock” has the meaning set forth in the Recitals hereto.

“Company” has the meaning set forth in the Recitals hereto.

“control” (including its correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) of a Person.

“Director” means any member of the Board.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including stock exchange authorities).

“Law” means any United States or non-United States statute, law, regulation, ordinance, rule, code, executive order, injunction, order, judgment, decree, governmental approval, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority.

“Legacy Reservoir” has the meaning set forth in the Recitals hereto.

“Merger” has the meaning set forth in the Recitals hereto.

“Merger Agreement” has the meaning set forth in the Recitals hereto.

“Merger Sub” has the meaning set forth in the Recitals hereto.

“Mutual Designee” has the meaning set forth in Section 2.01(a).

“Non-Recourse Party” has the meaning set forth in Section 3.13.

“Person” means an individual, a partnership, a corporation, a limited partnership, a limited liability company, a syndicate, an association, a joint stock company, a trust, an entity, a joint venture, an unincorporated organization, or other form of business organization, whether or not regarded as a legal entity under applicable Law, a person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act) or any Governmental Authority or any department, agency or political subdivision thereof.

“Shares” means shares of Common Stock, or any securities of the Company into which such shares of Common Stock are converted or reclassified or for which such shares of Common Stock are exchanged.

“ROCC” has the meaning set forth in the Preamble hereto.

“Sponsor” has the meaning set forth in the Preamble hereto.

Section 1.02     Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. Unless the context otherwise requires: (a) “or” is disjunctive but not exclusive, (b) words in the singular include the plural, and in the plural include the singular, and (c) the words “hereof”, “herein”, and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to sections of this Agreement unless otherwise specified.

Article II.

CORPORATE GOVERNANCE MATTERS

Section 2.01     Mutual Designee.

(a)            For the period beginning on the date of the Closing (the “Closing Date”) and ending on the date that is two (2) years after the Closing Date (such period, the “Mutual Designee Support Period”), the Company agrees, to the fullest extent permitted by applicable Law (including with respect to any fiduciary duties under Delaware law), to include the Mutual Designee in the slate of nominees recommended by the Board or any committee thereof for election at any meeting of the Company’s stockholders called for the purpose of electing Directors and to nominate and recommend the Mutual Designee to be elected as a Director as provided herein, and to solicit proxies or consents in favor thereof.

(b)            During the Mutual Designee Support Period, Sponsor agrees to vote, or cause to be voted, at any meeting of the Company’s stockholders called for the purpose of electing Directors (if the Mutual Designee has been nominated to be elected as a Director at the election to be held at such meeting), all of the Shares Beneficially Owned by it as of the record date for such meeting in favor of the election of the Mutual Designee as a Director.

Section 2.02     Compensation(a)      . The Mutual Designee shall be entitled to compensation consistent with the compensation received by other members of the Board who are not employees of the Company, including any fees and equity awards.

Section 2.03     Other Rights of Mutual Designee. The Mutual Designee serving on the Board shall be entitled to the same rights and privileges applicable to all other members of the Board generally or to which all such members of the Board are entitled. In furtherance of the foregoing, the Company shall indemnify, exculpate, and reimburse fees and expenses of the Mutual Designee and provide the Mutual Designee with director and officer insurance to the same extent it indemnifies, exculpates, reimburses and provides insurance for the other members of the Board pursuant to the A&R Charter, bylaws or other organizational document of the Company, applicable Law or otherwise.

Section 2.04     Compliance of Mutual Designee. The Mutual Designee shall, to the knowledge of Sponsor, meet any generally-applicable qualification requirements for Directors set forth in the A&R Charter, bylaws or other organizational document of the Company. Sponsor shall instruct the Mutual Designee to comply with all policies, procedures, processes, codes, rules, standards and guidelines applicable to Directors, including the Company’s code of business conduct and ethics, any related person transactions approval policy, any securities trading policies, any Directors’ confidentiality policy and any corporate governance guidelines, and to preserve the confidentiality of the Company’s business information, including the discussions of matters considered in meetings of the Board or any committee thereof, at all times that such Mutual Designee serves as a Director.

Section 2.05     Vacancy. In the event that a vacancy is created at any time by the death, retirement, disability, removal or resignation of the Mutual Designee, the Company shall, and shall use its reasonable best efforts to cause the remaining Directors to, to the fullest extent permitted by applicable Law (including with respect to any fiduciary duties under Delaware law), cause the vacancy created thereby to be filled by a new designee to be mutually agreed upon by Sponsor and the Company as soon as reasonably practicable, and the Company hereby agrees to take, to the fullest extent permitted by applicable Law (including with respect to any fiduciary duties under Delaware law), at any time and from time to time, all actions necessary to accomplish the same. In the event that the Mutual Designee fails to be elected to the Board at any meeting of stockholders called for the purpose of electing directors (or consent in lieu of meeting), the Company shall use its reasonable best efforts to cause the Mutual Designee (or a new designee mutually agreed upon by Sponsor and the Company) to be elected to the Board, as soon as reasonably practicable, and the Company shall take or cause to be taken, to the fullest extent permitted by applicable Law, at any time and from time to time, all actions necessary to accomplish the same.

Article III.

GENERAL PROVISIONS

Section 3.01     Effectiveness; Termination. This Agreement shall not be effective until the Closing. Following the Closing and subject to the early termination of any provision as a result of an amendment to this Agreement agreed to by the Company, Legacy Reservoir and Sponsor as provided under Section 3.03, this Agreement (other than Article III hereof), shall terminate on the date that is two (2) years after the Closing Date. In the event the Merger Agreement is terminated in accordance with its terms, this Agreement shall automatically terminate and be of no further force or effect.

Section 3.02     Notices. Any notice, designation, request, request for consent or consent provided for in this Agreement shall be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third Business Day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to Reservoir Holdings, Inc., 75 Varick Street, 9th Floor, New York, NY 10013, Attention: Golnar Khosrowshahi, Jeff McGrath, Email: gk@reservoir-media.com and jm@reservoir-media@gmail.com, and, if to Sponsor, to CHLM Sponsor-1 LLC, 222 South 9th Street, Suite 350, Minneapolis, MN 55402 Attention: Steve Dyer, Email: [•]. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 3.02.

Section 3.03     Amendment; Waiver.

(a)            The terms and provisions of this Agreement may be modified or amended only with the written approval of the Company, Legacy Reservoir and Sponsor.

(b)            Except as expressly set forth in this Agreement, neither the failure nor delay on the part of any party hereto to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.

(c)            No party shall be deemed to have waived any claim arising out of this Agreement, or any right, remedy, power or privilege under this Agreement, unless the waiver of such claim, right, remedy, power or privilege is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

(d)            Any party hereto may unilaterally waive any of its rights hereunder in a signed writing delivered to the Company.

Section 3.04     Further Assurances. The parties hereto will sign such further documents and do and perform and cause to be done such further acts and things necessary, proper or advisable in order to give full effect to this Agreement and every provision hereof.

Section 3.05     Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 3.05 shall be null and void, ab initio.

Section 3.06     Third Parties. Except as provided for in Section 3.13 with respect to any Non-Recourse Party, nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement.

Section 3.07     Governing Law. THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION BASED UPON, ARISING OUT OF, OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES WOULD REQUIRE OR PERMIT THE APPLICATION OF LAWS OF ANOTHER JURISDICTION.

Section 3.08     Jurisdiction; Waiver of Jury Trial. Any claim, action, suit, assessment, arbitration or proceeding (an “Action”) based upon, arising out of or related to this Agreement, or the transactions contemplated hereby, shall be brought in the Court of Chancery of the State of Delaware or, if such court declines to exercise jurisdiction, any federal court or state court located in the State of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by law, or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 3.8. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 3.09     Specific Performance. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that (a) the parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement, and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the parties would have entered into this Agreement. Each party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity. The parties acknowledge and agree that any party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 3.09 shall not be required to provide any bond or other security in connection with any such injunction.

Section 3.10     Entire Agreement. This Agreement constitutes the entire agreement among the parties relating to the subject matter hereof and supersedes any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto relating to the subject matter hereof. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the subject matter hereof exist between the parties except as expressly set forth or referenced in this Agreement.

Section 3.11     Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Section 3.12     Table of Contents, Headings; Counterparts . The table of contents, headings, subheadings and captions contained in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement and any amendment hereto may be signed in any number of separate counterparts (including fascimile or PDF counterparts), each of which shall be deemed an original, but all of which taken together shall constitute one agreement (or amendment, as applicable).

Section 3.13     No Recourse. This Agreement may only be enforced against, and any claim or cause of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, the transactions contemplated hereby or the subject matter hereof may only be made against the parties hereto and no past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, shareholder, agent, attorney or representative of any party hereto or any past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, stockholder, agent, attorney or representative of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Stockholders Agreement on the day and year first above written.

ROTH CH ACQUISITION II

By:	/s/ Byron Roth
Name: Byron Roth
Title: Chairman & CEO

RESERVOIR HOLDINGS, INC.

By:	/s/ Golnar Khosrowshahi
Name: Golnar Khosrowshahi
Title: Chief Executive Officer

[Signature Page to Stockholders Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Stockholders Agreement on the day and year first above written.

CHLM SPONSOR-1 LLC

By:	/s/ Steve Dyer
Name: Steve Dyer
Title: Chief Executive Officer

[Signature Page to Stockholders Agreement]